Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 8th day of October, 2013, by and between Recro Pharma, Inc., a Pennsylvania corporation (the “Company”), and Gerri Henwood an individual (the “Executive”).

BACKGROUND

WHEREAS, the Company anticipates completing a financing of greater than $10 million (the “Transaction”) within the next few months;

WHEREAS, effective and conditioned upon the closing of the Transaction, the Company desires to employ Executive, and Executive desires to accept such employment, subject to the terms and further conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment and Duties. From and after the closing of the Transaction (the “Effective Date”), the Company shall employ Executive as President and Chief Executive Officer. In such capacity, Executive shall perform all such duties as are properly assigned to him/her by the Company’s President (the “President”) and/or Board of Directors (the “Board”), and shall use his/her reasonable best efforts to promote the interests of the Company.

2. Term. The term of Executive’s employment hereunder shall commence as of the Effective Date and shall continue for a period of one (1) year. From and after the initial term, this Agreement shall automatically renew for additional one (1) year periods, unless and until either party gives the other no less than thirty (30) days’ prior written notice of his/her/its intent not to renew.

3. Compensation. From and after the Effective Date, the Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of Three Hundred Twenty Thousand Dollars ($320,000) per year (“Base Salary”). Executive’s Base Salary may be reviewed and/or adjusted from time to time in the sole discretion of the President and/or the Board.

4. Other Benefits.

(a) Bonuses. Executive will qualify to participate in the Company’s incentive bonus program. The current intent is for the Company to establish a target bonus amount for Executive, tied to set performance goals and measures, as determined by the President and approved by the Board and/or the compensation committee thereof; provided however, that the Company reserves the right to change or terminate any bonus program at any time in the Board’s sole discretion.

(b) Benefits Plans. Executive shall be entitled to participate in all health insurance, savings and retirement, and other benefit plans, if any, that are from time to time applicable to other employees of the Company.

(c) Vacation. Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs agreed to by the President and/or the Board.

(d) Expense Reimbursement. Executive shall be entitled to receive reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting in accordance with practices, policies and procedures applicable to other employees of the Company.

5. Confidential Information.

(a) Executive agrees at all times during the term of his/her employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person or entity (“Person”) without prior written authorization of the Company, any Confidential Information of the Company. Executive understands that “Confidential Information” means Inventions (as defined herein) and any other information of the Company and/or its affiliates disclosed or made available to the Executive, whether before or during the term hereof, including but not limited to financial information, technical and non-technical data, services, products, processes, operations, reports, analyses, test results, technology, samples, specifications, protocols, performance standards, formulations, compounds, know-how, methodologies, trade secrets, trade practices, marketing plans and materials, strategies, forecasts, research, concepts, ideas, and names, addresses and any other characteristics or identifying information of the Company’s existing or potential investors, licensors, licensees, suppliers, customers or employees. Confidential Information shall not include any information Executive can establish by competent proof is or becomes public knowledge or part of the public domain through no act or omission of Executive. Notwithstanding the foregoing, Executive shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure if no suitable protective order or equivalent remedy is available, provided that Executive gives the Company written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof and allows the Company a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law.

(b) Employee agrees that he/she shall not, during his/her employment with Company, improperly use or disclose any proprietary information or trade secrets of any former employer of Employee or other Person and that Employee will not bring onto the premises of Company any unpublished documents or proprietary information belonging to any such former employer or Person unless consented to in writing by such former employer or Person.

(c) Employee recognizes that Company has received and in the future will receive from third parties certain confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person, or to use it except as necessary in carrying out his/her work for Company consistent with Company’s agreement with such third party.

6. Inventions.

(a) Employee agrees that he/she shall promptly make full written disclosure to Company, shall hold in trust for the sole right and benefit of Company, shall assign and hereby does assign to Company, or its designee, all of Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may, solely or jointly, conceive or develop or reduce to practice during the period of time Employee is in the employ of Company that relate to the Company and/or its products (collectively referred to as “Inventions”). Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his/her employment with Company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any invention developed by Employee (solely or jointly with others) is within Company’s sole discretion and for Company’s sole benefit and that no royalty will be due to Employee as a result of Company’s efforts to commercialize or market any such invention.

(b) Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of his/her employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times.

(c) If Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure his/her signature on any such document, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his/her agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

7. Returning Company Documents. Executive agrees that, at the time of leaving the employ of the Company, he/she shall deliver to the Company (and will not keep in his/her possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Executive pursuant to his/her employment with the Company or otherwise belonging to the Company, its successors or assigns.

8. Nonsolicitation and Noncompetition.

(a) Employee agrees that during the term of his/her employment with the Company and for a period of one (1) year immediately following the termination of Employee’s employment with Company for any reason whatsoever, whether with or without cause, (i) Employee shall not, either directly or indirectly, solicit, induce, recruit or encourage any employees of the Company and/or its affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Company and/or its affiliates, either for Employee or for any other Person and (ii) neither the Employee, nor any firm, organization or corporation in which he is interested, shall, for any reason, directly or indirectly, persuade or attempt to persuade any investor, licensor, licensee, supplier or customer of Company, or any potential investor, licensor, licensee, supplier or customer to which Company and/or its affiliates have made a presentation or with which Company and/or its affiliates have been having discussions, to not transact business with Company and/or its affiliates or to transact business with the Employee or any other Person as an alternative to or in addition to Company and/or its affiliates.

(b) Employee agrees that during the term of his/her employment with the Company and for a period of one (1) year immediately following the termination of Employee’s employment with Company for any reason whatsoever, whether with or without cause, Employee shall not, anywhere in the world, engage, either directly or indirectly, whether as a principal or as an agent, officer, director, employee, consultant, shareholder, partner or otherwise, alone or in association with any other Person, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any Person engaged in the development or commercialization of products that are the same or substantially similar to, or that directly compete with, those products developed or commercialized by the Company.

(c) In the event that the provisions of subparagraphs (a) or (b) above should be determined by a court or other tribunal of competent jurisdiction to exceed the time, geographic, services or product limitations permitted by the applicable law in a jurisdiction in which enforcement of this Agreement is sought, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by such applicable law, and the parties hereby expressly grant any court or competent jurisdiction the authority to effect such reformation.

9. Equitable Relief. The parties confirm that a violation by Employee of the provisions of this Agreement, including but not limited to, the restrictions in Sections through 5 through 8, will cause Company irreparable harm that cannot be remedied adequately by monetary damages. Employee agrees that, in the event of such a violation, Company shall be entitled to temporary, preliminary and permanent injunctive relief to restrain any such violation (without the posting of a bond) and to an equitable accounting of all earnings, profits and other benefits arising from the breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. Company shall be entitled to commence action for such relief in any state or federal court in the Commonwealth of Pennsylvania, and Employee waives to the fullest extent permitted by law any objection that he/she may now or hereafter have to the jurisdiction and venue of the court in any such proceeding.

10. Termination of Employment.

(a) Notwithstanding the provisions of Section 2 hereof, Executive’s employment shall terminate, or be subject to termination, as follows:

(i) Death or Disability. In the event Executive dies, this Agreement shall terminate with a death benefit equal to 6 months continued salary. If Executive becomes physically or mentally disabled, as that term is defined in the Company’s then-current disability insurance policy(ies) applicable to Executive, the Company may, at its option, terminate Executive’s employment hereunder effective immediately upon written notice. If the Company does not have in effect disability insurance covering Executive and/or if “disabled” is not defined therein, Executive shall be deemed disabled hereunder at such time that he/she suffers a physical or mental disability that renders him/her unable to perform the duties of his/her employment on substantially a full-time basis, and such period of physical or mental disability continues without substantial interruption for more than one hundred eighty (180) days.

(ii) By Company for Cause. The Company may, at any time, terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon (a) conduct amounting to fraud or dishonesty against the Company; (b) the failure by Executive to substantially perform his/her duties hereunder or the material violation by Executive of any of the other provisions of this Agreement, which failure or material violation shall continue for thirty (30) days or more following written notice to Executive; (c) Executive’s loss of any permit, license, accreditation or other authorization necessary to the Executive’s performance of his/her duties hereunder, as determined by the Company in its sole discretion; (d) Executive’s conviction of a felony or a plea by Executive of nolo contendere to a felony; or (e) other conduct by Executive likely, in the reasonable judgment of the Board, to materially adversely affect the reputation of the Company.

(iii) By Company for Convenience. The Company may terminate Executive’s employment hereunder at any time, without or without Cause, upon no less than thirty (30) days prior written notice to Executive.

(iv) By Executive for Convenience. Executive may terminate this Agreement at any time upon no less than thirty (30) days prior written notice to the Company.

(v) By Executive upon a Change of Control. Executive may terminate this Agreement at any time during the twelve (12) months following a Change of Control, if during such twelve-month period the Company and/or its successor (a) materially and adversely changes the status, responsibilities or perquisites of Executive, or (b) requires Executive to be principally based at any office or location more than fifty (50) miles from Executive’s principal office immediately prior to the Change of Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events: (a) the effective date of the sale or disposition of all or substantially all of the assets of the Company; (b) the effective date of a merger or consolidation of the Company with or into another Person, other than a merger or consolidation of the Company in which holders of shares of the Company’s stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of the stock of the surviving corporation immediately after the merger or consolidation; (c) the date any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date of this Agreement, shall have been the beneficial owner of at least twenty percent (20%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock; (d) the first day after the date hereof when directors are elected such that a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or (e) the date the stockholders of the Company approve (or the Board approves, if stockholder action is not required) a plan or other arrangement pursuant to which the Company will be dissolved or liquidated.

(b) Severance.

(i) In the event of termination of Executive’s employment by reason of death, the Company shall pay to Executive’s estate Executive’s Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), for a period of six (6) months from the effective date of such termination, and continue health benefits, if applicable, for the same period.

(ii) In the event of a nonrenewal or termination by the Company pursuant to Section 2 or Section 10(a)(iii), or if Executive terminates this Agreement during the twelve (12) months after a Change of Control pursuant to Section 10(a)(v), the Company shall continue to pay Executive his/her Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), and shall continue Executive’s health insurance benefits at Company’s expense (or such portion thereof as is then funded by the Company for other employees of the Company) for a period of six (6) months from the effective date of such termination.

(iii) Except as expressly provided in this Section 10(b), upon the termination of Executive’s employment, all payments hereunder shall cease except payments of Base Salary and reimbursement of expenses through the effective date of such termination.

(c) The provisions of Sections 5, 6, 7, 8, 9, 10(b), 10(c), 11 and 12 shall survive expiration or termination of this Agreement.

11. Notices. All notices, consents, waivers or other communications which are required or permitted hereunder will be sufficient if given in writing and delivered personally, by overnight mail service, by fax transmission (which is confirmed) or by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below (or to such other addressee or address as will be set forth in a notice given in the same manner):

If to the Company:	Recro Pharma, Inc.
490 Lapp Road
Malvern, PA 19355, USA
Attn: Wayne Weisman
Chairman of the Board

If to the Executive:	Gerri Henwood
3 Jorrocks Lane
Malvern, PA 19355

All such notices will be deemed to have been given three business days after mailing if sent by registered or certified mail, one business day after mailing if sent by overnight courier service, or on the date delivered or transmitted if delivered personally or sent by fax transmission.

12. Miscellaneous.

(a) No provision of this Agreement may be amended unless such amendment, modification or discharge is agreed to in writing signed by the parties hereto.

(b) No waiver by any party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

(c) This Agreement constitutes the entire agreement of the parties on the subject matter and no agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and his/her heirs, executors, administrators and legal representatives.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without giving effect to its principles of conflicts of law. Exclusive jurisdiction for any dispute between the parties arising from or in connection with this Agreement and/or the relationship between Executive and the Company shall lie with the federal and state courts located in the Commonwealth of Pennsylvania, and each party hereby consents to the personal jurisdiction of such courts.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g) This Agreement has been jointly drafted by the respective representatives of the Company and Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

[Execution page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Gerri Henwood
/s/ Gerri Henwood

COMPANY:

RECRO PHARMA, INC.

By:	/s/ Wayne B. Weisman
Wayne Weisman, Chairman